[GOLDEN TELECOM LETTERHEAD]

FOR IMMEDIATE RELEASE

Golden Telecom raises its full year 2007 forecast on the back of strong second quarter 2007 results with a 51% year-on-year increase in revenues and 46% increase in net income compared to
2Q06

2Q07 versus 2Q06:
51% year-on-year revenue growth
45% increase in operating income
(48% increase excluding cost of equity based compensation1)
46% increase in net income
(50% increase excluding cost of equity based compensation)

2Q07 versus 1Q07:
16% increase in revenues
75% increase in operating income
(37% increase excluding cost of equity based compensation)
97% increase in net income
(42% increase excluding cost of equity based compensation)

Key corporate events:

- -	Completion of Corbina Telecom acquisition on May 28, 2007 Fiber networks rollout in Moscow, St. Petersburg, Kiev, Rostov, Nizhny

Novgorod, Ekaterinburg, Krasnoyarsk and 13 other cities (“Triple 65 Project”)

•	Commenced testing of DVB-T equipment for digital TV broadcasting in Moscow

•	Stock Appreciation Rights[2] (“SARs”) program amended, which will reduce earnings volatility

MOSCOW, Russia (August 8, 2007) — Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announced its financial and operating results for the second quarter of 2007.

Commenting on today’s announcement, Jean-Pierre Vandromme, Chief Executive Officer of Golden Telecom, said, “The results of the second quarter of 2007 prove that Golden Telecom is successfully executing its strategy. Our revenues grew 51% year-on-year, while the profitability of our business grew in step, with net income up 46% when compared to the second quarter of 2006. Major corporate developments of this quarter include following:

-	On May 28, we completed the acquisition of a 51% stake in Corbina Telecom effectively closing one of the hallmark transactions in the Russian telecom industry. The acquisition of Corbina Telecom gave us significant penetration to the fast growing broadband market and will considerably accelerate our growth;
-	We began the construction of Fiber to the Building (“FTTB”) networks in
20 cities. In 12 of them, including Moscow and St. Petersburg, the deployment of fiber will be completed before the end of 2007. This is part of our “Triple 65 project” announced previously. We plan to enable broadband access and Triple-play services provision for 65% of the households living in the 65 largest cities of Russia and Ukraine. The networks will cover approximately 15.6 million households with 42.3 million people;
-	We have taken the next step in rolling out our consumer product strategy with the introduction of VoIP over the Golden WiFi network utilizing
WiFi/GSM dual mode phones. This introduction greatly extends the utility of the Golden WiFi network for the consumer market;
-	Corbina Telecom launched IPTV services which bring additional media distribution capabilities to Golden Telecom and with it the opportunity for fast growth in this target market;
-	In June, we began testing Digital Video Broadcasting Terrestrial (“DVB-T”) equipment in Moscow. We plan to make digital TV available to all of Moscow households;
-	In June we amended our Stock Appreciation Rights (“SAR”) program in a manner which allowed us to greatly reduce earnings volatility in our operational results from share price movements, but at the same time let us provide key employees with equity based incentives;
-	The Board has approved an Open Market Share Buy-Back Program to support the Stock Options Plan. Up to 1 million shares of its common stock may be repurchased by the Company in support of the equity plan, subject to market conditions and other factors.

Based on the good results in the second quarter 2007, we are raising our forecast for the full year of 2007 for revenue growth from 35-40% to the mid-40s in percentage terms and for EBITDA3 growth from 30-35% to around 40%. Looking ahead, we expect our revenues to grow at around 35% in 2008, with EBITDA growth in percentage terms in the mid-40s”.

FINANCIAL OVERVIEW

Financial performance and operations

The table below illustrates the consolidated results for the first quarter of 2007 compared to previous periods.

(In Millions, Except Per Share Data)

	2Q07	2Q06	y-o-y	1Q07	q-o-q
Consolidated revenues	$297.9	$197.0	+51%	$255.7	+16%
EBITDA	$81.6	$57.8	+41%	$56.7	+ 44%
EBITDA Margin	27%	29%	—	22%	-
EBITDA (without cost of EBC)	$83.1	$58.2	+43%	$65.6	+27%
EBITDA Margin (without cost of EBC)	28%	30%	—	26%	-
Operating income	$49.2	$33.9	+45%	$28.1	+75%
Operating margin	17%	17%	—	11%	-
Operating income (without cost of EBC)	$50.7	$34.3	+48%	$37.0	+37%
Operating margin (without cost of EBC)	17%	17%	—	15%	-
Net income	$33.0	$22.6	+46%	$16.7	+97%
Net income per share – basic	$0.87	$0.62	+40%	$0.46	+89%
Net income (without cost of EBC)	$34.3	$22.9	+50%	$24.2	+42%
Net income per share – basic (without cost of EBC)	$0.91	$0.63	+44%	$0.66	+38%

Remarking on the second quarter 2007 results, Boris Svetlichny, Chief Financial Officer, noted: “Our EBITDA margin has improved compared to the first quarter of the year. We continue to optimize our networks working on reduction of costs. Completion of transition from our legacy networks onto our new Federal Transit Network (“FTN”) and construction of zonal networks in the key regions of Russia will help us to improve profitability even further.

The consolidation of Corbina Telecom from June 1, 2007 positively contributed to our financial performance. The increase in revenues from residential broadband gives us confidence in the fulfillment of our business plans.
The new equity based incentive plan that we enacted in June capped the outstanding SARs at a price of $53.80 with simultaneous issue of stock options with the same strike price. The amendment of our SARs program and issuance of new stock options helps to address two issues at once:

- -	It will reduce the earnings volatility which made it difficult to understand the operational performance of the Company;
It will serve to reward and motivate key personnel in order to align their interests with those of our shareholders. Currently, nearly 200 key people, covering the top tiers of the management of Golden Telecom, participate in the stock option program, which helps us to retain and promote talents in a tough and competitive labor environment”.

The following table presents our consolidated segment information for our various lines of business.

(In Millions)

Revenues:	2Q07	2Q06	y-o-y	1Q07	q-o-q
Business and Corporate	$167.5	$113.0	+48%	$147.8	+13%
Carrier and Operator	113.3	69.2	+64%	95.8	+18%
Consumer Internet	13.4	12.2	+10%	10.3	+30%
Mobile	3.7	2.6	+42%	1.8	+106%

Total consolidated revenue	$298.3	$197.0	+51%	$255.7	17%

Operating Income:
Business and Corporate	$47.6	$30.8	+55%	$33.4	+43%
Carrier and Operator	12.2	6.5	+88%	6.3	+94%
Consumer Internet	(4.5)	0.7	-743%	(5.1)	+12%
Mobile	(0.2)	0.5	-140%	(0.4)	+50%
Corporate and Eliminations	(5.9)	(4.6)	-28%	(6.1)	+3%

Total consolidated operating income	$49.2	$33.9	45%	$28.1	+75%

Business and Corporate Services

In Business and Corporate Services (“BCS”), the Company’s largest line of business, increased by $54.5 million to $167.5 million in the second quarter of 2007 over the same period last year and increased by $19.7 million over the first quarter of 2007. The strong revenue growth in the Company’s BCS line of business is due to several factors, including:

- - -	The GDP growth in Russia is expected to be 7% in real terms during 2007;
Continuous regional expansion of our corporate customers which creates incremental demand for our services both in Moscow and in the regions;
The slowing of tariff erosion in Russia where the smaller operators without long-distance licenses cannot compete with integrated service providers.

Operating income in BCS increased by $16.8 million from $30.8 million to $47.6 million from the second quarter 2006 to the second quarter 2007, and increased by $14.2 million from $33.4 million from the first quarter 2007 to the second quarter of 2007.

Carrier and Operator Services

In the Carrier and Operator Services (“COS”) line of business, the second quarter revenues inclusive of Corbina’s increased by $44.1 million over the same period last year to $113.3 million. When compared to the first quarter of 2007, revenue improved by 18 % from $95.8 million.

Utilization of our new long distance license activated in January 2007 allowed further increase of our presence in the wholesale market. During the second quarter of 2007, we added 56 new wholesale clients, bringing the total number of wholesale customers to almost 1,000.

COS operating income in the second quarter of 2007 was $12.2 million, which is $5.7 million more than in the second quarter of 2006 and $5.9 million higher than reported in the first quarter of 2007.

Consumer Internet

In line with our strategy, we continue to develop our retail broadband offering. Presently the Company’s broadband customer base includes almost 300,000 subscribers of which more than 150,000 signed up during the first seven months of 2007. The following table summarizes these results:

	Golden Telecom			Pro-Forma with Corbina Telecom
Broadband access	Dec 2005	Dec 2006	Presently	Dec 2005	Dec 2006	Presently
FTTB	—	—	222,800	25,000	113,100	222,800
Wireless (WiFi)	—	—	29,200	—	—	29,200
xDSL	14,600	26,900	45,200	14,600	26,900	45,200
TOTAL SUBSCRIBERS	14,600	26,900	297,200	39,600	140,000	297,200

It is our policy to recognize a broadband subscriber only if the customer paid for our services in the last three months. We continue to provide dial-up internet access in the areas where broadband is not available yet.

After four months of testing the GoldenWiFi network in Moscow was commercially launched in March 2007. Cross marketing agreements with major brands such as Nokia, Mega, IKEA and McDonalds have been implemented giving their customers the convenience of Golden WiFi access while enjoying the primary service offering from our partners.

In the second quarter revenues from this line of business increased by $1.1 million over the same period last year. When compared to the first quarter of 2007, revenue improved by 30 % from $10.3 million to $13.4 million. The total operating loss in the second quarter of 2007 was $4.5 million.

Mobile

During the second quarter of 2007, the revenues were $3.7 million and the operating income was slightly negative. Corbina plans to switch all its DAMPS clients onto GSM network before the end of October 2007. For provision of services to its customers, Corbina will be using the network of Vimpelcom.

	Golden Telecom			Pro-Forma with Corbina Telecom
Mobile access	Dec 2005	Dec 2006	Presently	Dec 2005	Dec 2006	Presently
DAMPS	—	—	20,800	33,640	29,619	20,800
GSM	47,502	48,488	52,413	47,502	48,488	52,413
TOTAL SUBSCRIBERS	47,502	48,488	73,213	81,142	78,107	73,218

Subsequent events

As part of the Corbina acquisition, Rostelecom made a decision to exercise its non dilution rights under the existing shareholders agreement and acquired 392,988 newly issued, but unregistered, shares of Golden Telecom’s common stock. The transaction was closed on July 17, 2007. The total amount paid in cash was approximately $20.4 million.

In July 2007, Golden Telecom divested its minority stake in MCT, a company operating mobile networks in Uzbekistan, Tajikistan and Afghanistan. Without operational control over MCT, Golden Telecom was not in a position to align business development strategies of the companies. Golden Telecom’s 23% stake in MCT was sold to TeliaSonera for a cash consideration of up to $48 million. Approximately $38 million was paid at closing with the balance to be paid upon the satisfaction of certain conditions. Golden Telecom’s investment in MCT had a carrying value of zero in its books and consequently the received amount will be reflected in profit (before taxes) in the third quarter.

These two transactions added more than $58 million of cash, which we will use to facilitate our business development in the second half of 2007.

Consolidated revenue by geographic regions

We estimate that the fixed-line segment of the Russian telecom market will grow at 26% annually between 2006 and 2010 reaching $25 billion in nominal terms by 2010. The growth of the regional markets estimated at 25-35% will outpace Moscow, where the market grows at 10-15% annually.

In the second quarter of 2007, our revenues in Moscow grew by 59% compared to the same period last year. Partly, this increase is attributable to the consolidation of Corbina, without which the growth would have been 49%. In other regions of Russia and the CIS our revenues grew by 40%. In the second quarter of 2007, 36% of total revenues came from outside of Moscow compared to 40% a year ago. The results are summarized below:

(In Millions)

Revenue	2Q07	2Q06	y-o-y	1Q07	q-o-q
Moscow	$189.2	$119.1	+59%	$159.2	+19%
Regions	108.7	77.9	+40%	96.5	+13%
Northwest region of Russia	26.8	18.0	+49%	25.7	+4%
Ukraine	25.2	19.4	+30%	23.0	+10%
Other regions of Russia and CIS	56.7	40.5	+40%	47.8	+19%
TOTAL REVENUE	$297.9	$197.0	+51%	$255.7	+17%

Moscow	64%	60%	—	62%	-
Regions	36%	40%	—	38%	-

TOTAL REVENUE	$297.9	$197.0	+51%	$255.7	+17%

Cash and Borrowings

In the second quarter of 2007, Golden Telecom drew down $200 million from our $275 million syndicated loan facility and paid back $50 million. The proceeds were used for financing of our CAPEX program, M&A activities, refinancing of existing obligations and increase of working capital.

Equity Based Compensation to employees and Share Buy-Back Program

As previously announced, the Company was investigating ways to address the earnings volatility resulting from SARs costs from its 2005 Stock Appreciation Rights Plans. A new accounting rule adopted in 2006 (SFAS No. 123R “Accounting for Stock-based Compensation — Revised”) required that the SARs related estimated fair value costs and liability be reassessed and reported each reporting period. A significant factor in the calculations was the Company’s share price, thus the reported amounts reflected market volatility and significantly impacted the quarterly results of operations.

	1Q06	2Q06	3Q06	4Q06	1Q07	2Q07
GLDN share price at quarter end, $	$30.05	$25.35	$30.25	$46.84	$55.38	$55.01
Number of SARs outstanding (1)	1,307,800	1,269,400	1,322,400	1,293,800	988,300	2,104,773
Costs of SARs, $ million	$1.9	$0.4	$2.4	$14.9	$8.9	$1.5

Note: 2Q07 includes capping SARs and issuance of new options starting from June, 27, 2007. Note 91) June includes new options

The new program puts a cap on the existing outstanding SARs using the closing price as of June 27, 2007 of $53.80 per share. Simultaneously, for each outstanding SAR a new stock option was granted with the same vesting conditions and an exercise price of $53.80. This new arrangement helps us minimize potential earnings volatility resulting from future movements in the stock price as the costs related to the stock option plan are not subject to revaluation as of the end of each reporting period.

At the same time, in order to provide key members of the management team with additional equity-based incentives, the Board of Directors approved additional stock option grants. In May 2007, the Shareholders approved an increase in the Company’s Equity Participation Plan of 1 million shares in order to support the above initiatives.

In order to support the Stock Options Plan, the Board of Directors also approved an Open Market Share Buy-Back Program that may be used to mitigate dilution from the Stock Options. The Board has authorized that up to 1 million shares of its common stock may be repurchased by the Company in support of the equity plan, subject to market conditions and other factors, including the Company’s insider trading policy, United States securities laws and Rule 10b-18 of the Securities Exchange Act of 1934.

GOLDEN TELECOM’S BUSINESS OVERVIEW

Golden Telecom’s strategy

In late 2005, Golden Telecom embarked on a new strategy to transform the Company from a B2B niche player into the leading communication services provider in Russia and the CIS. Our strategy is focused on:

1.	Deepening and widening of our corporate customer base in Moscow and St. Petersburg;

2.	Acceleration of our regional expansion to become a national market player;

3.	Becoming a leading provider of broadband access in Russia and the CIS.

The results of the first half of 2007 clearly indicate that Golden Telecom is well on track in implementing its strategy across all market segments.

Business market segment in Moscow

In the second quarter of 2007, we continue to gain market share by offering our customers a superior range of products and services with world class customer support. As a result, in the large corporate business segment (with monthly ARPU of $2,000 and higher) we enjoy a high level of customer loyalty, with a low churn level and an estimated market share in this segment at 43%, up from 34% reported a year ago.

The acquisition of Corbina considerably increased our presence in the small and medium segment of the corporate market in Moscow increasing our market share in this segment to 18%. We will continue to maintain two distinctive approaches to corporate customers, focusing on innovation, quality and customer service in the large corporate segment; and promoting price and efficiency in the SME segment.

Our business in Moscow also benefits from ongoing regional expansion of our clients who continue to invest in operations outside of Moscow. In helping our customers to establish presence in the regions we not only deepen our client relationships but also capture incremental demand for communication services in Moscow.

We also continue to consolidate alternative operators acquiring relatively small ones such as DirectNet (“3C Russia”) and larger ones such as Corbina Telecom. In May 2007, for $9.8 million we acquired OOO “CKN” on the base of which we plan to further develop our data center business.

Regional expansion

During the second quarter of 2007, the 40% year-on-year growth of the Company’s revenues from markets outside of Moscow demonstrated the effectiveness of our business development strategy. In the first half of 2007 regional revenues represented 38% of our total revenues.

By the end of the first quarter, the Company had a technical presence in 295 locations of which 168 are in Russia, 121 in the CIS and 6 in other countries. Presently, Golden Telecom provides commercial services in more than 80 cities including 18 out of the 20 largest Russian cities, which represent approximately half of the total fixed-line telecom market in the country. In 12 of these cities the Company has a market share of 10% or higher. We estimate that our combined market share in the Top-20 cities in Russia is approximately 15-16%. Wide regional presence is one of our key competitive advantages as no other operator in Russia has the same blend of long distance and local presence.

In line with its expansion strategy, in April 2007 the Company acquired the alternative operator Atel, an alternative operator in Perm for $4.5 million. This transaction established our presence in Perm taking our market share from virtually zero to an estimated 8% on an annualized basis. In June 2007, we completed acquisition of 75% in Alcar, an alternative operator in the Moscow region, for $1.9 million.

Long-distance market

In accordance with existing regulations, in May 2005, Golden Telecom obtained a license to provide domestic and international long distance services in Russia. In December 2006, Golden Telecom received the necessary access codes (‘51’ for domestic long distance calls, ‘56’ for international long-distance calls). Golden Telecom launched its services in accordance with the newly issued license in January 2007.

According to the Ministry of Telecommunications of Russia, the total size of the long-distance market in Russia in 2006 was 23.8 billion minutes. It is expected to growth at 20% to around 29 billion minutes during 2007. In the second quarter of 2007, more than 1.5 billion minutes of long-distance traffic passed through our network, which on annualized basis gives us market share of approximately 21%. We delivered on our plans to capture 20% of the long-distance market two years ahead of schedule.

Implementation of the broadband strategy

In order to meet the growing demand for broadband, Golden Telecom plans to roll out FTTB networks in the Top-65 cities of Russia and Ukraine with a combined population of 65 million people of which an estimated 65% live in high rise apartment blocks.

The acquisition of Corbina Telecom was a pivotal step in our broadband strategy. Corbina Telecom pioneered the construction of large scale metropolitan FTTB networks which, to date, cover approximately 2.8 million apartments in Moscow, St. Petersburg, Nizhny Novgorod, Ekaterinburg, Rostov, Saratov, Volgograd and other major cities. Golden Telecom together with Corbina Telecom plans to complete the deployment of fiber in 12 cities before the end of the year.

Golden Telecom also provides broadband access to residential customers in the fast growing Moscow broadband market using wireless WiFi technology. The GoldenWiFi network consists of more than 7,630 indoor and outdoor WiFi nodes.

The state of the broadband strategy execution is presented below:

	Moscow			Outside of Moscow
Network characteristics	FTTB	WiFi	xDSL	FTTB	WiFi	xDSL
Buildings/WiFi nodes	20,200	7,400	—	6,300	230	—
Households passed	2,121,000	776,900	32,000	661,500	—	50,400
Broadband subscribers	193,400	28,000	7,000	29,400	1,200	37,900

Note: Presently, WiFi outside of Moscow (St, Petersburg) is installed only in ‘indoor’ areas.

As a result, our broadband market share in Moscow grew to 15% from 3% reported a year ago. We estimate that Golden Telecom has approximately 9% of the total broadband market in Russia.

In June 2007, together with Nokia and Betalink (one of the largest electronic goods retailer) Golden Telecom began marketing of Voice-over-WiFi (“VoWiFi”) services. Customers who buy the Nokia E65 multifunctional business smart phone from July 15 to October 15, 2007 at Betalink retail outlets in Moscow will receive for free an access card enabling VoWiFi. Based on VoIP technology it allows unlimited telephone calls to fixed-line telephone numbers in Moscow and cellular numbers in the Moscow region.

The Company launched the IPTV service in trial mode using the infrastructure of Corbina. The IPTV technology is based on a Microsoft platform and allows greater flexibility and interactivity enabling Video-on-Demand (“VoD”), Pay-per-View and other value added services. Management estimates that approximately 10,000 customers will sign up for IPTV before the end of 2007.

Digital TV broadcasting

Golden Telecom began testing DVB-T broadcasting equipment in June 2007 in a residential district of Moscow. Once testing has been completed, the equipment will be placed on Ostankino TV tower potentially ensuring complete digital TV coverage of Moscow.

To ensure availability of high quality content for its TV services, Golden Telecom considers a cooperation with one of the leading Russian media players.

OUTLOOK FOR 2007 AND BEYOND

Previously we announced expected revenue growth inclusive of Corbina for 2007 of 35-40% and EBITDA growth of 30-35% without equity based compensation. Based on the results of the first half of 2007, we revise our forecast for the full year 2007 expecting revenues to increase in percentage terms in the mid-40s and EBITDA growth of around 40%.

We are of the opinion that the macroeconomic and competitive situation in the markets in which we operate will remain favorable for our business development in the foreseeable future. We expect our revenues to grow in percentage terms in the mid-30s during 2008 over those achieved for 2007. The growth in our EBITDA in 2008 over 2007, without equity based compensation expense, is expected to be in the mid 40s in percentage terms.

We reiterate our guidance on CAPEX planning to spend approximately 20% of our revenues annually in the next three years.

Additional financial information regarding Golden Telecom, including non-GAAP to GAAP reconciliation, is contained in Attachments A through E.

EARNINGS CONFERENCE CALL

The Company’s management will discuss its second quarter 2007 results during a conference call on August 9, 2007 at 4:00 pm Moscow time (8:00 am Eastern Daylight Time in the US). For US Callers, please call +1 (877) 260-8896, for International Callers, please call +1 (651) 224-7582.  No access code is needed to call-in for the conference call. Additionally, the call may be accessed via a live webcast at the following URL address http://www.goldentelecom.com/webcast_en.  The slide presentation may be accessed via webcast at the following URL: http://www.visualwebcaster.com/event.asp?id=41615.

The conference call replay will be available at (800) 475-6701 for US Callers and +1 (320) 365-3844 for International Callers, and the access code for both US and International callers is 880363.  The conference call replay will be available from August 9, 2007 at 5:45 pm through August 16, 11:59 pm (Eastern Daylight Time in the US).

About Golden Telecom (www.goldentelecom.com)

Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the CIS. The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via leased channels and intercity fiber-optic and satellite-based networks, including approximately 289 combined access points in Russia and other countries of the CIS.

Forward-looking statements

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those on reducing earnings volatility as a result of our amended SARs program, our broadband strategy including fiber and FTTB rollouts and Triple-play services, our future service offerings and expected launch dates for such services, the expected reach of our networks, our share buyback program, our acquisition and regional expansion strategies, our plans for further entry into the Russian television broadcasting market, macroeconomic factors in the markets in which we operate including market size, financial forecasts, including expected revenue growth, expected capital expenditures, and market share estimates, plans for Corbina to offer services over Vimpelcom’s network, our future use of cash, and future customer numbers. It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that the amendment of our SARs plan does not have the expected reduction in earnings volatility, that we are not able to develop or implement service offerings as we anticipate, that our networks and services do not reach the expected number of customers, that we are unable to buy back our shares or that such buyback does not have the expected impact, that we are not able to acquire companies as anticipate, that we are not able to realize upon the synergies of acquisitions or integrate the acquired companies well, that we are not able to enter the television broadcasting market in the manner we anticipate, that we are not able develop our regional expansion strategy as we anticipate, that macroeconomic factors in the markets in which we operate change, that Corbina is not able to offer services over Vimpelcom’s network, that our service offering will not be as competitive as those of our competitors, and that our investment strategy does not bring the expected benefits or that we do not use our cash as we currently anticipate. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission including the Company’s current reports on Form 8-K filed during 2007, and the Company’s annual report on Form 10-K for the year ended December 31, 2006.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the Company has provided information regarding income from continuing operations, EBITDA, operating income, operating margins, net income and net income per share, all without costs associated with SARs, which are non-GAAP financial measures.

Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company’s financial position and results of operations. Management uses EBITDA as the primary basis to evaluate the performance of each of its reportable segments. Further, management uses EBITDA for planning and forecasting in future periods.

Management believes EBITDA is a meaningful measure of performance as it is commonly utilized by management and by investors to analyze operating performance and entity valuations. Management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure operating performance in our industry.

EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. These non-GAAP measures should not be considered as a substitute for reported results prepared in accordance with GAAP. These non-GAAP financial measures, as determined and presented by the Company, many not be comparable to related or similarly titled measures reported by other companies.

Set forth in the following pages are attachments that reconcile these non-GAAP financial measures, if applicable, to the most directly comparable financial measures calculated and presented in accordance with GAAP.

For additional information please contact:
Investor Relations:	Public Relations:
Alexey Subbotin e-mail: IR@gldn.net	Elena Elpatova e-mail: PublicRelations@gldn.net

tel.: +7-495-797-9300 fax: +7-495-797-9331	tel.: +7-495-797-9300 fax: +7-495-797-9332

www.goldentelecom.com

ATTACHMENT A

Golden Telecom, Inc.
Condensed, Consolidated Statements of Operations
(Amounts in millions of US $, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	6/30/06			6/30/07		6/30/06			6/30/07
Revenues	$197.0	$		297.9		$375.1	$		553.6
Operating costs and expenses:
Access and network services (excluding	105.6			171.4		199.0			321.5
depreciation and amortization)
Selling, general and administrative (excluding	33.5			44.8		67.4			93.8
depreciation and amortization)
Depreciation and amortization	24.0			32.5		46.6			61.0
Operating Income	33.9			49.2		62.1			77.3
Other income (expense):
Equity in earnings (losses) of ventures	0.4			0.1		0.7		(	0.3	)
Foreign currency gain (loss)	0.7			1.3		1.6			1.6
Interest income, net	-		(	1.9	)	0.6		(	1.6	)

Total other income (expense)	1.1		(	0.5	)	2.9		(	0.3	)
Income before income taxes and minority interest	35.0			48.7		65.0			77.0
Minority interest	1.0			1.8		2.1			3.3
Income taxes	11.4			13.9		20.8			24.0

Net Income	$22.6	$		33.0		$41.4	$		49.7

Basic earnings per share of common stock:
Income before cumulative effect of a change
in accounting principle	$0.62	$		0.87		$1.15	$		1.33
Cumulative effect of a change in accounting principle	—			—		0.02			—

Basic earnings per share	$0.62	$		0.87		$1.13	$		1.33

Weighted average common shares — basic	36.6			37.9		36.5			37.3

Diluted earnings per share of common stock:
Income before cumulative effect of a change
in accounting principle	$0.62	$		0.87		$1.15	$		1.33
Cumulative effect of a change in accounting principle	—			—		0.02			—

Diluted earnings per share	$0.62	$		0.87		$1.13	$		1.33

Weighted-average common shares — diluted	36.7			38.0		36.7			37.4

Cash dividend per share of common stock	$0.20	$		—		$0.40	$		—

– MORE –

ATTACHMENT B

Reconciliation of consolidated EBITDA without cost of EBC to consolidated net income
(Amounts in millions of US $)
(Unaudited)

			Three Months Ended					Six Months Ended
				6/30/06	3/31/07		6/30/07		6/30/06		6/30/07
EBITDA				58.2	65.6		83.1		111.0		148.7
	Cost of EBC			0.4	8.9		1.5		2.3		10.4
EBITDA				57.8	56.7		81.6		108.7		138.3
	Depreciation and amortization			23.9	28.6		32.4		46.6		61.0
Operating Income				33.9	28.1		49.2		62.1		77.3
Other income (expense):
	Equity in earnings (losses) of ventures			0.4	(0.4)		0.1		0.7		(0.3)
	Foreign currency gain (loss)			0.7	0.3		1.3		1.6		1.6
	Interest income (expense), net			0.0	0.3		(1.9)		0.6		(1.6)

		Total other income (expense)		1.1	0.2		(0.5)		2.9		(0.3)

Income before income taxes and minority
interest				35.0	28.3		48.7		65.0		77.0

Minority interest				1.0	1.4		1.9		2.1		3.3
Income taxes				11.4	10.2		13.8		20.8		24.0

Income before cumulative effect of a change
in accounting principle				22.6	16.7		33.0		42.1		49.7

Cumulative effect of a change in accounting
principle				—	—		—		0.7		—

Net Income			$	22.6	$ 16.7	$	33.0	$	41.4	$	49.7

– MORE –

ATTACHMENT C

Reconciliation of consolidated operating income without cost of EBC to consolidated net income
(Amounts in millions of US $)
(Unaudited)

	Three Months Ended					Six Months Ended
		6/30/06	3/31/07		6/30/07		6/30/06		6/30/07
Operating income without cost of EBC		34.3	37.0		50.7		64.4		87.7
Cost of EBC		0.4	8.9		1.5		2.3		10.4
Operating Income		33.9	28.1		49.2		62.1		77.3
Other income (expense):
Equity in earnings (losses) of ventures		0.4	(0.4)		0.1		0.7		(0.3)
Foreign currency gain (loss)		0.7	0.3		1.3		1.6		1.6
Interest income (expense), net		0.0	0.3		(1.9)		0.6		(1.6)

Total other income (expense)		1.1	0.2		(0.5)		2.9		(0.3)

Income before income taxes and minority
interest		35.0	28.3		48.7		65.0		77.0

Minority interest		1.0	1.4		1.9		2.1		3.3
Income taxes		11.4	10.2		13.8		20.8		24.0

Income before cumulative effect of a change
in accounting principle		22.6	16.7		33.0		42.1		49.7

Cumulative effect of a change in accounting
principle		—	—		—		0.7		—

Net Income	$	22.6	$ 16.7	$	33.0	$	41.4	$	49.7

ATTACHMENT D

Reconciliation of consolidated net income without cost of EBC to consolidated net income
(Amounts in millions of US $)
(Unaudited)

	Three Months Ended				Six Months Ended
	6/30/06	3/31/07	6/30/07		6/30/06	6/30/07
Net income without cost of EBCs	$22.9	$24.5		$34.7	$43.7	$59.2
Cost of EBCs	0.3	7.8		1.7	2.3	9.5
Net Income	22.6	$16.7	$	33.0	$41.4	$ 49.7

– MORE –

ATTACHMENT E

Reconciliation of consolidated net income per share — basic without cost of EBC to consolidated net income per share – basic
(Amounts in US $)
(Unaudited)

	Three Months Ended			Six Months Ended
	6/30/06	3/31/07	6/30/07	6/30/06	6/30/07
Net Income per share – basic without
cost of EBCs	$0.63	0.67	0.91	1.20	1.58
Cost of EBCs, net of tax	0.01	0.21	0.04	0.07	0.25
Net Income per share – basic	$0.62	0.46	0.87	1.13	1.33

Note (1): Equity Based Compensation (“EBC”) to employees includes the residual costs of SARs plus the non-cash costs of Stock Options as required under Accounting Standard 123(R).

Note (2): The Golden Telecom, Inc. 2005 Stock Appreciation Rights Plan were approved by the Company’s Board of Directors in September 2005. Seventy-five percent of the SARs granted shall be subject to time vesting, twenty-five percent of the SARs granted were subject to performance vesting upon the Company’s common stock achieving a closing trading price of at least $50.00 per share for thirty consecutive days, which occurred in February, 2007. The fair value of each SAR award is estimated at the end of each reporting period using the Monte Carlo simulation-based valuation model. The Company adopted SFAS No. 123R “Accounting for Stock-based Compensation – Revised” as of January 1, 2006 using the modified prospective method in its accounting for SARs and stock options. In accordance with this method, the consolidated financial statements for prior periods have not been restated. The total cost of SARs expense was $16.7 million net of tax, for year ended December 31, 2006, of which $1.6 million was incurred in the first quarter. During the first quarter of 2007, the stock price increased from $46.84 to $55.38 per share resulting in $13.0 million of SARs related costs. In order to decrease volatility of related expense the Board of the Company has approved conversion of SARs into stock options. The necessary changes to the Company’s Equity Participation Plan are included in the proxy statement for the Annual Meeting of Shareholders which will take place in Brussels on May 17, 2007. A reconciliation of all non-GAAP items to the most directly comparable GAAP financial measures is included in this press release as Attachment B through E.

Note (3): This press release presents measures not derived in accordance with generally accepted accounting principles, including EBITDA and EBITDA excluding cost of SARs. Such measures should not be considered substitutes for any measures derived in accordance with generally accepted accounting principles, and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented in Attachments B through E.